                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)

                               PremiumWear, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   740909106
                          ---------------------------
                                 (CUSIP Number)

                              Francisco A. Lorenzo
                                333 Clay Street
                                   Suite 4040
                              Houston, Texas 77002
                                 (713) 658-9594
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 July 28, 1997
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


    Check the following box if a fee is being paid with this statement [ ].

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 2 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

                              Francisco A. Lorenzo
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         178,800 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         178,800 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               178,800 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  7.6%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 3 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

                             Savoy Partners, Inc.
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds                                         WC
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    Delaware
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         68,600 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         68,600 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               68,600 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  2.9%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 4 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

                           Lorenzo Family Foundation
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds                                         OO
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         90,200 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         90,200 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               90,200 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  3.8%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 5 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

           Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds                                         OO
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         5,000 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         5,000 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               5,000 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  0.2%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 6 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

                          Mercedes Ana Lorenzo Trust
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds                                         OO
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         5,000 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         5,000 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               5,000 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  0.2%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 7 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

                         Carolina Grace Lorenzo Trust
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds                                         OO
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         5,000 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         5,000 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               5,000 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  0.2%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 740909106                                         PAGE 8 OF 18 PAGES
-------------------                                         ------------------
-------------------------------------------------------------------------------
1)  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

         Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo
                            (Intentionally Omitted)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if                            (a)  [  ]
    a Member of a Group                                     (b)  [  ]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Source of Funds                                         OO
--------------------------------------------------------------------------------
5)  Check Box if Disclosure of Legal Proceedings
    is Required Pursuant to Items 2(d) or 2(e)              [  ]
--------------------------------------------------------------------------------
6)  Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                          7)  Sole Voting
                              Power
                              --------------------------------------------------
Number of Shares          8)  Shared Voting
Beneficially Owned            Power                         5,000 shares
By Each Reporting             --------------------------------------------------
Person With               9)  Sole Dispositive
                              Power
                              --------------------------------------------------
                          10) Shared Dispositive
                              Power                         5,000 shares
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned
     By Each Reporting Person                               5,000 shares
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount
     in Row (11) Excludes Certain Shares                    [  ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented
     By Amount in Row (11)                                  0.2%
--------------------------------------------------------------------------------
14)  Type of Reporting Person                               IN
--------------------------------------------------------------------------------

                                                              PAGE 9 OF 18 PAGES
                                                              ------------------

     This Amendment No. 4 amends the Schedule 13D filed on January 15, 1996 (the "Schedule 13D"), as amended, on behalf of Francisco A. Lorenzo, Savoy Partners, Inc., Jet Capital Corporation, Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo, Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo and Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo, with respect to the Common Stock, par value $0.01 per share, of PremiumWear, Inc. (formerly known as Munsingwear, Inc.). Savoy Partners, Inc. and Jet Capital Corporation transferred a portion of their shares of the Issuer's Common Stock to the Lorenzo Family Foundation. Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo transferred its shares of the Issuer's Common Stock to the Mercedes Ana Lorenzo Trust. Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo transferred its shares of the Issuer's Common Stock to the Carolina Grace Lorenzo Trust. Items not included in this Amendment are either not amended or not applicable. All capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND

     The Response to Item 2 is hereby amended by deleting the 1st and 3rd paragraphs and inserting the following in lieu thereof.

     This amendment is being filed by: Francisco A. Lorenzo; Savoy Partners, Inc.; Jet Capital Corporation; Lorenzo Family Foundation; Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust; Mercedes Ana Lorenzo Trust; Carolina Grace Lorenzo Trust; and Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo (collectively the "Reporting Persons").

     Annexed hereto and incorporated herein by reference are Schedule A, which sets forth the addresses and citizenship or state of incorporation of each of the Reporting Persons, and Schedule B, which sets forth certain information required by Item 2 of Schedule 13D with respect to the directors and officers of Savoy Partners, Inc. and Jet Capital Corporation and with respect to the trustees of the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo Trust.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     The Response to Item 5(a) and (b) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

     (a) and (b) The aggregate number of shares and percentage of the outstanding shares of Common Stock (based on the number of shares reported by the Issuer to be outstanding at July 25, 1997) owned by each of the Reporting Persons is as follows:

                                                         PAGE 10 OF 18 PAGES
                                                         --------------------






Name                                  Number of Shares   Percentage
----                                  ----------------   ----------

Savoy Partners, Inc.                  68,600 shares (1)   2.9% (1)

Lorenzo Family Foundation             90,200 shares (1)   3.8% (1)

Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust         5,000 shares (1)    0.2% (1)

Mercedes Ana Lorenzo Trust            5,000 shares (1)    0.2% (1)

Carolina Grace Lorenzo Trust          5,000 shares (1)    0.2% (1)

Francisco A. Lorenzo, As Custodian
for Timon Francis Lorenzo             5,000 shares        0.2%

(1) Francisco A. Lorenzo shares voting and dispositive power with respect to the shares of Common Stock owned by Savoy Partners, Inc., the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo Trust. Accordingly, Mr. Lorenzo may be deemed to be the beneficial owner of all of the 168,600 shares owned by the Reporting Persons, representing 7.6% of the outstanding shares of Common Stock. Schedule B annexed hereto and incorporated herein by reference sets forth certain information as to the person with whom Mr. Lorenzo shares voting or dispositive power with respect to the shares of Common Stock owned by the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo Trust.
     Except as set forth above, neither any Reporting Person nor (to the knowledge of the Reporting Persons) any person referred to on Schedule B beneficially owns any shares of Common Stock.

                                                             PAGE 11 OF 18 PAGES
                                                             -------------------

     (c) The Response to Item 5(c) is hereby amended by adding the following thereto.
     Certain information concerning the transactions in the Common Stock effected since May 28, 1997 (60 days prior to July 28, 1997) by the Reporting Persons is as follows:


                                   Number    Purchase    Price
Name                      Date    of Shares  or Sale   per Share
----------------------  --------  ---------  --------  ---------

Savoy Partners, Inc.    07/28/97     41,000    Sale       4.875
Jet Capital Corp.       07/28/97      5,000    Sale       5.125
Savoy Partners, Inc.    07/30/97      6,500    Sale       5.063
Savoy Partners, Inc.    07/31/97     12,100    Sale       4.932

All of such transactions were effected on the New York Stock Exchange.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

            Exhibit Number                   Title
            --------------                   -----

                  2                2nd Joint Filing Agreement

                                                             PAGE 12 OF 18 PAGES
                                                             -------------------


                                   SIGNATURES

     After reasonable inquiry and to the best knowledge of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete, and correct.


Dated: August 1, 1997

/s/ FRANCISCO A. LORENZO
____________________________
     Francisco A. Lorenzo


SAVOY PARTNERS, INC.

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo
     President


JET CAPITAL CORPORATION

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo
     President


LORENZO FAMILY FOUNDATION

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo
     Trustee

                                                             PAGE 13 OF 18 PAGES
                                                             -------------------



TRUST FOR BENEFIT OF NICOLE
PATRICIA LORENZO - 1992 TRUST

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo
     Trustee


MERCEDES ANA LORENZO TRUST

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo
     Trustee


CAROLINA GRACE LORENZO TRUST

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo
     Trustee


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR TIMON FRANCIS LORENZO

   /s/ FRANCISCO A. LORENZO
By__________________________
     Francisco A. Lorenzo

                                                             PAGE 14 OF 18 PAGES
                                                             -------------------

Schedule A is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof:

                                   SCHEDULE A

                              Certain Information
                          Regarding Reporting Persons
                          ---------------------------


                                                           Citizenship or
Name and Address                                       State of Incorporation
----------------                                       ----------------------

Francisco A. Lorenzo                                        United States
333 Clay Street, Suite 4040
Houston, Texas 77002

Savoy Partners, Inc.                                           Delaware
333 Clay Street, Suite 4040
Houston, Texas 77002

Jet Capital Corporation                                        Delaware
333 Clay Street, Suite 4040
Houston, Texas 77002

Lorenzo Family Foundation                                   United States
c/o Savoy Capital, Inc.
333 Clay Street, Suite 4040
Houston, Texas 77002

Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust   United States
c/o Savoy Capital, Inc.
333 Clay Street, Suite 4040
Houston, Texas 77002

Mercedes Ana Lorenzo Trust                                  United States
c/o Savoy Capital, Inc.
333 Clay Street, Suite 4040
Houston, Texas 77002

Carolina Grace Lorenzo Trust                                United States
c/o Savoy Capital, Inc.
333 Clay Street, Suite 4040
Houston, Texas 77002

                                                             PAGE 15 OF 18 PAGES
                                                             -------------------


Francisco A. Lorenzo, As Custodian                          United States
for Timon Francis Lorenzo
c/o Savoy Capital, Inc.
333 Clay Street, Suite 4040
Houston, Texas 77002

                                                             PAGE 16 OF 18 PAGES
                                                             -------------------

Schedule B is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof:

                                   SCHEDULE B

                         Certain Information Regarding:
                         ------------------------------

A.  Directors and Officers of Savoy Partners, Inc. and Jet Capital Corporation

    Philip L. Vest is Vice President and director of each of Savoy Partners, Inc. and Jet Capital Corporation. Mr. Vest, whose principal occupation is Managing Director of Savoy Capital, Inc., is a U.S. citizen, and his address is 333 Clay Street, Suite 4040, Houston, Texas 77002.

    William E. Johnson is a director of Savoy Partners, Inc. Mr. Johnson, whose principal occupation is private investor, is a U.S. citizen, and his address is P.O. Box 1285, Aspen Colorado 81611.

    Mildred Jones is Secretary and Treasurer of each of Savoy Partners, Inc.
and Jet Capital Corporation. Ms. Jones, whose principal occupation is Vice President of Savoy Capital, Inc., is a U.S. citizen, and her address is 333 Clay Street, Suite 4040, Houston, Texas 77002.

    Francisco A. Lorenzo is President and Managing Partner of Savoy Partners, Inc., and is President of Jet Capital Corporation.

B. Trustees of the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo Trust

    Francisco A. Lorenzo and his wife, Sharon N. Lorenzo, are co-trustees of the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo
- 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo
Trust.